Exhibit 10.66

EXECUTION COPY

RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT (this “Agreement”) is made as of September 24, 2004 by and between MOLECULAR IMAGING CORPORATION, a Delaware corporation, formerly known as Mobile PET Systems, Inc. (“Lessee”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lessor”).

RECITALS

WHEREAS, Lessor, as successor-in-interest to General Electric Company, and Lessee have entered into certain leasing arrangements pursuant to certain Master Leaseline Agreements and Master Lease Agreements (collectively, the “Master Lease Agreements”) and all Schedules thereto (collectively, the “Schedules”) between Lessor and Lessee, identified as Contract Nos. 8511492-001, 8511492-002, 8512615-001, 8512615-002, 85122616-001, 8512616-002, 8513811-001, 8513812-001, 8513812-002, 8514088-001, 8514088-002, 8514244-001, 8514343-002, 8514343-003, 8514561-001, 8514561-002, 8514561-003, 8514735-001, 8514735-003 and 8516518-001 (such Master Lease Agreements and Schedules, as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, are collectively referred to herein as the “Lease Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, but excluding any and all Equipment service agreements and Equipment warranties between General Electric Company and Lessee, collectively, the “Lease Documents”); and

WHEREAS, as of the date hereof, Lessee is obligated to pay lease payments and other amounts to Lessor, which amounts are due and owing under the Lease Documents; and

WHEREAS, Lessee has requested Lessor to restructure the repayment of the Obligations (as defined below); and

WHEREAS, subject to the terms and conditions hereof, Lessor is willing to restructure the Obligations; and

WHEREAS, Lessee will execute Amended Schedules (as defined below) evidencing Lessee’s obligations to Lessor with respect to the payment of the Obligations, and pay the Restructuring Fee (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE I

WAIVER AND RESTRUCTURING; LESSEE COVENANTS

Section 1.1. Notwithstanding any provision of any other or prior document to the contrary, the Recitals set forth above are hereby incorporated by reference, and Lessee hereby acknowledges the accuracy of the Recitals.

Section 1.2. Notwithstanding anything to the contrary contained in the Lease Documents, Lessor will allow Lessee to repay the Obligations pursuant to the Amended Schedules attached hereto and incorporated herein (the “Amended Schedules”). The Amended Schedules shall be deemed for all purposes to be Schedules under the Master Lease Agreements.

Section 1.3. As consideration for entering into this Agreement, Lessee hereby agrees to pay Lessor a restructuring fee in the amount of $25,000.00 (the “Restructuring Fee”), which Restructuring Fee shall be paid contemporaneously with the execution of this Agreement.

Section 1.4. The total aggregate amount outstanding in connection with the Lease Documents as of the date hereof is $5,774,578.25. Lessee hereby acknowledges, confirms and agrees that Lessee is obligated to pay such amount together with any other sums to Lessor under the Lease Documents. All such rents and other sums, together with interest and/or late charges accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by Lessee to Lessor (collectively, the “Obligations”), are unconditionally owing by Lessee to Lessor, without offset, defense or counterclaim of any kind, nature or description whatsoever. Lessee’s obligation to Lessor for the repayment of the Obligations shall be further evidenced by the Amended Schedules and shall be payable as provided in each of the Amended Schedules hereto (the obligations set forth in each of the Amended Schedules shall hereinafter together be referred to as the “Amended Payments”).

Section 1.5. In reliance on the agreements and provisions contained herein and subject to satisfaction of the terms hereof, Lessor hereby agrees to restructure the Obligations.

Section 1.6. To induce Lessor to enter into this agreement and provide the waivers and restructuring contemplated hereby, Lessee hereby agrees as follow:

(a) The obligations of Lessee to make the Amended Payments required under the Amended Schedules and to make any other payments due hereunder and thereunder and to perform and observe the covenants and agreements contained herein and therein shall be absolute and unconditional in all events, without abatement, diminution, deduction, setoff or defense for any reason, including (without limitation) any accident, condemnation, destruction or unforeseen circumstances. Notwithstanding any dispute between or among Lessee and Lessor, Lessee shall make all payments when due and shall not withhold any payments pending final resolution of such dispute, nor shall Lessee assert any right of set-off or counterclaim against its obligation to make such payments required under this Agreement or the Amended Schedules.

(b) Lessee hereby acknowledges and agrees that the restructuring contemplated by this Agreement applies only with respect to the Obligations and the Amended Payments as provided herein and under no circumstances does the restructuring contemplated by this Agreement apply with respect to any other obligations Lessee may have to Lessor, any affiliates of Lessor or any predecessor-in-interest to Lessor.

(c) Lessee, on behalf of itself and its successors, predecessors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Lessor, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Lessor and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Lessee or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Lease Agreement, or any of the other Lease Documents or transactions thereunder or related thereto (but excluding any and all Equipment service agreements and Equipment warranties between General Electric Company and Lessee). Lessee understands, acknowledges and agrees that the release set forth herein may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Lessee agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth herein.

(d) Lessee, on behalf of itself and its successors, predecessors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Lessee pursuant to Section 1.6(c) above. If Lessee or any of its successors, assigns or other legal representations violates the foregoing covenant, Lessee, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

ARTICLE II

ASSUMPTION OF OBLIGATIONS; ACKNOWLEDGMENT OF OWNERSHIP;

SECURITY INTEREST

Section 2.1. Lessee hereby expressly assumes the unpaid balance due and owing on the Obligations, as restructured hereunder and under the Amended Schedules, together with all other obligations under the Lease Documents with the same force and effect as if Lessee’s current name had been specifically stated in the Lease Documents.

Section 2.2. Lessee acknowledges and agrees that Lessor is the owner of the Equipment (as defined in the Lease Agreement). To the extent the Lease Agreement or any other Lease Document is deemed a security agreement, Lessee hereby acknowledges, grants, confirms and agrees that Lessor has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Equipment heretofore granted to Lessor pursuant to the Lease Documents or otherwise granted to or held by Lessor.

Section 2.3. Lessee hereby authorizes Lessor, and hereby grants Lessor a power of attorney (which is coupled with an interest), to file financing statements and amendments thereto describing the Equipment and containing any other information by the applicable Uniform Commercial Code (“UCC”) and all proper terminations of the filings of other secured parties with respect to the Equipment, in such form and substance as Lessor, in its sole discretion, may determine. Lessee agrees to execute such additional documents, including financing statements, demands for terminations, assignments, affidavits, notices and similar instruments, in form satisfactory to Lessor, and take such other actions that Lessor deems reasonably necessary or appropriate to establish and maintain any security interest, and Lessee hereby designates and appoints Lessor as its agent, and grants to Lessor a power of attorney (which is coupled with an interest), to execute on behalf of Lessee such additional documents and to take such other actions. If requested by Lessor, Lessee shall obtain a landlord and/or mortgagee’s consent and waiver with respect to the property where the Equipment is located. If requested by Lessor, Lessee shall conspicuously mark the Equipment with appropriate lettering, labels or tags, and maintain such markings, so as clearly to disclose Lessor’s ownership interest and/or security interest in the Equipment. Lessee hereby waives any right that it may have to file with the applicable filing officer any financing statement, amendment, termination or other record pertaining to the Equipment and/or Lessor’s interest therein.

ARTICLE III

CONDITIONS PRECEDENT

The agreement of Lessor to restructure the Obligations shall be subject to the condition precedent that Lessor shall have received on or before the date hereof all of the following, each in form and substance acceptable to Lessor:

(a) This Agreement, properly executed by Lessee;

(b) The Amended Schedules, properly executed by Lessee;

(c) Currently certified copies of the Articles of Incorporation or Certificate of Incorporation, as applicable, of Lessee;

(d) A Certificate of Good Standing issued as to Lessee by the Secretary of the State of the state of Lessee’s formation not more than 10 days prior to the date hereof;

(e) A certificate of the Secretary or an Assistant Secretary of Lessee certifying as to (i) the Bylaws of Lessee and (ii) the signatures of the officers or agents of Lessee authorized to execute and deliver this Agreement, the Amended Schedules and other instruments, agreements and certificates on behalf of Lessee;

(f) Lessor shall have received an opinion of General Counsel to Lessee as to the enforceability of this Agreement, the Amended Schedules and any other documents or instruments relating thereto;

(g) As applicable, financing statements and/or amendments to financing statements, naming Lessee, as debtor, and naming Lessor, as secured party;

(h) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against Lessee, (ii) no financing statements have been filed and remain in effect against Lessee relating to the Equipment except those financing statements filed by Lessor, and (iii) Lessor has duly filed all financing statements and/or amendments to financing statements that Lessor has deemed necessary or desirable;

(i) Payment to Lessor of the Restructuring Fee of $25,000.00 and any other documentation fees or legal fees and expenses incurred by Lessor in connection with this Agreement;

(j) Payment of all amounts under the Amended Schedules which are due and payable as of the date hereof as a condition to the effectiveness of this Agreement; and

(k) Any other documents or items reasonably required by Lessor.

ARTICLE IV

REPRESENTATIONS OF LESSEE

Lessee hereby represents and warrants as follows:

(a) The Recitals set forth above are true and correct.

(b) Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lessee is in good standing and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, the failure of which would have a material adverse effect on the financial, operating or business condition or prospects of Lessee. Lessee’s exact legal name is as set forth on the execution page hereof.

(c) Lessee has the full corporate power and authority to execute and deliver this Agreement, the Amended Schedules and any related documents, agreements and instruments. The officer of Lessee executing this Agreement, the Amended Schedules and any related documents, agreements and instruments is duly authorized to execute and deliver this Agreement, the Amended Schedules and such related documents, agreements and instruments.

(d) This Agreement, the Amended Schedules, and any related documents, agreements and instruments have been duly authorized, executed and delivered by Lessee and constitute the legal, valid and binding obligations of Lessee enforceable in accordance with their respective terms.

(e) Each of the representations and warranties made by or on behalf of Lessee to Lessor in any of the Lease Documents was true and correct when made and in all material respects is, except for the representations and warranties set forth in the Lease Agreement relating to the non-existence of an Event of Default, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by Lessee on the date hereof and in this Agreement.

(f) The entry into and performance by Lessee of its obligations under this Agreement, the Amended Schedules and any related documents, agreements or instruments do not (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee’s organizational documents or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any item of Equipment pursuant to any indenture, security agreement, deed of trust, bank loan or credit agreement or other instrument to which Lessee is a party.

(g) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Lessee’s knowledge, threatened against or affecting Lessee, challenging Lessee’s authority to enter into this Agreement, the Amended Schedules or any related document, agreement or instrument, or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Amended Schedules or any related document, agreement or instrument, or would materially and adversely affect any of the transactions contemplated by this Agreement.

(h) Lessee has heretofore furnished to Lessor the consolidated financial statements of Lessee and its subsidiaries for its fiscal quarter ended June 30, 2004, and those statements accurately present the financial position of Lessee as of the date of delivery, and there has been no material adverse change in the financial condition of Lessee since the date of such financial statements.

ARTICLE V

COVENANTS

Section 5.1. Lessee agrees to provide the following financial information and statements in form and content acceptable to Lessor, and such additional information as requested by Lessor from time to time:

(a) within 105 days of the end of each fiscal year of Lessee, complete audited financial statements of Lessee with the unqualified opinion of independent certified public accountants selected by Lessee and reasonably acceptable to Lessor, provided Lessee’s current accounting firm, Peterson & Company, LLP, shall be deemed acceptable for purposes of this section, which annual financial statements shall include the balance sheet of Lessee as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of Lessee for the fiscal year then ended, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied; provided, however, that for Lessee’s fiscal year ended June 30, 2004, said opinion of independent certified public accountants may be qualified solely with respect to Lessee’s ability to continue as a going concern;

(b) within 90 days of the end of each fiscal quarter of Lessee, quarterly financial reports of Lessee provided by Lessee, certified by the chief financial officer of Lessee and prepared in accordance with generally accepted accounting principles consistently applied;

(c) within 45 days of the end of each fiscal quarter of Lessee, a certificate by the chief financial officer of Lessee in form and substance acceptable to Lessor stating all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Lessee is in compliance with the requirements set forth in Section 5.3 hereof; and

(d) no later than the end of the second calendar week of each month, a monthly operating statement for the preceding calendar month, in form and substance acceptable to Lessor, and shall include, without limitation, the monthly “box score report.”

Section 5.2. Lessee agrees to promptly notify GE in writing of:

(a) any lawsuit over $100,000.00 filed against Lessee;

(b) any substantial dispute between Lessee and any government authority;

(c) any failure to comply with this Agreement;

(d) any material adverse change in Lessee’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Obligations;

(e) any change in Lessee’s name, legal structure, state of organization, place of business, or chief executive office if Lessee has more than one place of business;

(f) the creation or formation of any affiliate or subsidiary of Lessee along with the legal name, address, jurisdiction of organization and organizational identification number of any such affiliate or subsidiary;

(g) the occurrence any default or event of default (however defined) or the receipt of notice of any default or event of default (however defined) under any instrument, agreement or other document evidencing or relating to any indebtedness or other monetary obligation of Lessee to any lender or lessor, in excess of $500,000; and

(h) any change in the location of any of the Equipment.

Section 5.3. Lessee shall at all times while the Obligations are outstanding observe and maintain the following financial covenants:

(a) Lessee shall not permit Cash Flow to fall below $4,000,000 for the 12-month period ending June 30, 2005 and $6,000,000 for the 12-month period ending June 30, 2006 and every fiscal year end thereafter. For purposes of this Section 5.3(a), “Cash Flow” means net income for the applicable period plus the sum of the following for the applicable period to the extend deducted in the computation of net income: interest expense, income tax, amortization expense, depreciation expense and other non-cash charges.

(b) Lessee shall not permit Leverage to fall below 16.00 to 1.00 for the 12-month period ending June 30, 2005 and 10.00 to 1.00 for the 12-month period ending June 30, 2006 and every fiscal year end thereafter. For purposes of this Section 5.3(b), “Leverage” means the total interest bearing debt (to include current maturities of long-term debt) plus 50% of operating lease debt (equipment only) divided by total equity, after adding back any prior asset impairment charges.

ARTICLE VI

DEFAULTS

The following constitute “Events of Default” under this Agreement and the Amended Schedules:

(a) failure by Lessee to pay to Lessor when due any of the Amended Payments or to pay any other payment required to be paid hereunder, and such failure continues for a period of 10 days.

(b) the occurrence of a default or an event of default (however defined) under any Amended Schedule.

(c) failure of Lessee to observe or perform the covenants contained in Section 5.3 hereof.

(d) failure by Lessee to observe and perform any other covenant, condition or agreement contained herein, in the Amended Schedules, in the Lease Documents or in any other document or agreement executed in connection herewith or therewith on their part to be observed or performed for a period of 10 days after written notice is given to Lessee specifying such failure and directing that it be remedied.

(e) the occurrence of a default or event of default (however defined) by Lessee or any entity managed or controlled by Lessee or by any principal of Lessee under any other agreement or contract with Lessor.

(f) the occurrence of a default or event of default (however defined) under any instrument, agreement or other document evidencing or relating to any indebtedness or other monetary obligation of Lessee to Siemens Financial Services, Inc. or to Lessee’s working capital lender, Meridian Commercial Healthcare Finance, or to any replacement working capital lender.

(g) any material adverse change occurs in Lessee’s financial condition or business operations or any material change occurs in the ownership of Lessee.

ARTICLE VII

REMEDIES

Section 7.1. Upon the occurrence of an Event of Default hereunder, Lessor shall have the non-exclusive option to: (i) declare the aggregate rents or the stipulated loss value, as provided in an Amended Schedule payable under any or all of the Amended Schedules immediately due and payable; (ii) declare all other amount(s) due Lessor hereunder immediately due and payable; (iii) collect from Lessee, on all monies due but unpaid for more than ten days, a late charge of five cents per dollar on, and in addition to, the amount of all such monies, but not exceeding the lawful maximum; (iv) take possession of the Equipment and remove same from its existing location(s) without notice to or consent of Lessee; and store and/or dispose (by public sale or otherwise) of the Equipment at its then existing location(s) at no charge to Lessor; (v) sell or lease any or all items of Equipment at public or private sale or lease at such time or times as Lessor may determine and if notice thereof is required by law, any notice in writing of any such sale or lease by Lessor to Lessee not less than ten days prior to the date thereof shall constitute reasonable notice thereof to Lessee; (vi) otherwise dispose of, hold, use, operate, or keep idle such Equipment, all as Lessor, in its sole discretion, may determine; and (vii) assert any other remedies available to Lessor at law or in equity (including, without limitation, under the Uniform Commercial Code).

Section 7.2. After deducting all expenses of retaking, repairing, holding, transporting, selling and/or reletting the Equipment, the net proceeds (if any) from such sale or reletting by Lessor shall be applied against Lessee’s obligation hereunder. The proceeds of any sale, re-lease, or other disposition (if any) shall be applied in the following priorities: (i) first, to pay all Lessor’s costs, charges and expenses in taking, removing, holding, repairing, selling, re-leasing and disposing of the Equipment; (ii) second, to the extent not previously paid by Lessee to pay Lessor all amounts due from Lessee hereunder and under the Amended Schedules; and (iii) lastly, any surplus shall be retained by Lessor. Lessor shall have the right to seek a deficiency from Lessee notwithstanding Lessor’s repossession or abandonment of the Equipment, or Lessor’s sale or reletting the Equipment to a third party.

Section 7.3. No remedy herein conferred upon or reserved to Lessor is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Lease Documents, the Amended Schedules or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Lessor to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required by this Article. All remedies herein conferred upon or reserved to Lessor shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Lessor and Lessee agree that, except as expressly modified hereby and by the Amended Schedules, all of the provisions of the Lease Documents and the Obligations are hereby confirmed in all respects and are to remain in full force and effect.

Section 8.2 Lessee shall execute and deliver such additional documents and take such additional action as Lessor may deem necessary or desirable to effectuate the provisions and purposes of this Agreement.

Section 8.3 All notices, certificates, requests, demands and other communications provided for hereunder shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation or (d) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below and, if telecopied, transmitted to that party at its telecopier number set forth below or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.3. All such notices, requests, demands and other communications shall be deemed to have been given on (w) the date received if personally delivered, (x) when deposited in the mail if delivered by mail, (y) the date sent if sent by overnight courier or (z) the date of transmission if delivered by telecopy.

To Lessor:	General Electric Capital Corporation
Suite 400
20225 Watertower Boulevard
Brookfield, WI 53045
Telephone: (262) 798-4466
Telecopier: (262) 798-4530
Attn: Ms. Joanne Harmon

To Lessee:	Molecular Imaging Corporation
9530 Towne Centre Drive, Suite 120
San Diego, CA 92121
Telephone: (858) 642-0032
Telecopier: (858) 642-0052
Attention: Chief Financial Officer

Lessor or Lessee may, by notice in writing given to the other, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 8.4. Lessee agrees to pay on demand all costs and expenses incurred by Lessor in connection with the administration, amendment or enforcement of this Agreement and the other instruments and documents to be delivered hereunder, including the reasonable fees and disbursements of counsel for Lessor with respect thereto.

Section 8.5. This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 8.6. This Agreement shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

Section 8.7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin (without regard to its conflict-of-laws principles).

Section 8.8. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.9. This Agreement, the Amended Schedules and any related documents constitute the entire agreement between the parties relating to the subject matter hereof and supersede any prior agreements, whether written or oral.

Section 8.10. LESSOR AND LESSEEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG LESSOR AND LESSEE RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LESSOR AND LESSEEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Lessor :	GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Joanne M. Harmon
	Print:	Joanne M. Harmon
	Title:	Senior Workout Specialist

Lessee:	MOLECULAR IMAGING CORPORATION

	By:	/s/ Dennis M. Mulroy
	Print:	Dennis M. Mulroy
	Title:	Chief Financial Officer

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